FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 2, 2006

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. ANNOUNCES
CONTINUED GROWTH IN REVENUE AND EARNINGS
FOR THIRD QUARTER 2006

CHICAGO – November 2, 2006 – Specialty Underwriters’ Alliance, Inc. (NASDAQ:SUAI) “SUA” today reported net income of $3.6 million, or $0.24 per share, for the three months ended September 30, 2006, compared with a net loss of $4.8 million, or $0.32 per share, in the prior year quarter. Net income for the nine months was $5.5 million, or $0.37 per share, compared with a net loss of $13.3 million, or $0.90 per share in the prior year. Courtney Smith, president and chief executive officer stated, “We are pleased to see a healthy increase in our third quarter revenues, profitability and earnings.”

Total revenues for the three months ended September 30, 2006 were $33.6 million, comprised of earned insurance premiums of $31.7 million, investment income of $1.6 million and net realized gains of $0.3 million. This compares with total revenues of $9.2 million, comprised of earned insurance premiums of $8.3 million and investment income of $0.9 million in the prior year period. Total revenues for the nine months ended September 30, 2006 were $84.7 million, comprised of earned premiums of $80.2 million, investment income of $4.2 million and net realized gains of $0.3 million. Total revenues for the same period a year ago were $14.5 million comprised of earned premiums of $11.8 million and investment income of $2.7 million.

Gross written premiums for the three and nine months ended September 30, 2006 were $38.9 million and $107.2 million, compared with $28.2 million and $61.7 million for the same periods ended September 30, 2005. Net written premiums were $36.4 million and $98.7 million, respectively, for the three and nine months ended September 30, 2006, compared with $26.3 million and $59.3 million for the prior year periods.

For the third quarter of 2006, total expenses were $30.0 million — $18.3 million of losses and loss adjustment expenses and $11.7 million of acquisition costs and general administrative and operating expenses. General administrative expenses totaled $5.0 million. Other major categories of expense included $1.4 million of salaries and benefit costs (excluding $1.1 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.9 million of professional and consulting fees, $0.8 million of depreciation and amortization and $1.9 million of other expenses.

During the third quarter of 2005, total expenses were $14.0 million — $6.4 million of losses and loss adjustment expenses and $7.6 million of acquisition costs and general administrative and operating expenses. General administrative expenses totaled $6.2 million, of which $2.2 million was service company fees with Syndicated Services Company (“SSC”). Other major categories of expense included $1.2 million of salaries and benefit costs (excluding $0.8 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.7 million of professional and consulting fees, $0.4 million of depreciation and amortization and $1.7 million of other expenses.

For the nine months ended September 30, 2006, total expenses were $78.9 million — $46.7 million of losses and loss adjustment expenses and $32.2 million of acquisition costs and general administrative and operating expenses. For this nine month period, general administrative expenses totaled $14.8 million. Other major categories of expense included $4.2 million of salaries and benefit costs (excluding $3.2 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $3.1 million of professional and consulting fees, $1.8 million of depreciation and amortization and $5.7 million of other expenses.

For the nine months ended September 30, 2005, total expenses were $27.8 million — $9.2 million of losses and loss adjustment expenses and $18.6 million of acquisition costs and general administrative and operating expenses. For the nine month period, general administrative expenses totaled $16.5 million, of which $6.6 million was service company fees with SSC. Other major categories of expense included $3.4 million of salaries and benefit costs (excluding $2.0 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.8 million of professional and consulting fees, $1.3 million of depreciation and amortization and $3.4 million of other expenses.

As of September 30, 2006, the company reported investments of $151.4 million, total assets of $339.2 million, total liabilities of $228.5 million and shareholders’ equity of $110.6 million. Book value per share was $7.22 and tangible book value per share was $6.52. As of December 31, 2005, the company reported investments of $103.0 million, total assets of $277.2 million, total liabilities of $176.4 million and shareholders’ equity of $100.8 million. Book value per share was $6.76 and tangible book value per share was $6.04.

Progress in Premium Growth and Diversification
Smith noted, “While not to our desired level of written premium, we continue to show an increase each quarter in spite of a softening market. We also modified our mix of business; workers’ compensation was 45 percent for the three months ended September 30, 2006 as compared to 69 percent for the year ended December 31, 2005. Our state mix continues to become more diversified as well. California and Florida represented 82 percent of our business in 2005. For the third quarter of 2006, those states were 64 percent. We continue to work toward signing new Partner Agents that diversify our book of business and fit our business model.”

Smith added, “In the third quarter, our net loss and loss adjustment expense ratio was 57.6 percent, which demonstrates our continued adherence to underwriting discipline. Our expenses remain controlled and we continue to operate efficiently.”

Partner Agent Summary

Risk Transfer Holdings, Inc. (RTH)
SUA’s largest producing Partner Agent, RTH, specializes in providing workers’ compensation coverage to PEOs, which are organizations that provide small employers with human resource services, employee benefits, and workers’ compensation insurance. SUA is conducting business with RTH in California, Florida, Georgia, Alabama, South Carolina, Texas, Illinois, Michigan and Nevada. RTH produced total premiums of $15.6 million and $56.1 million for the three and nine months ended September 30, 2006, as compared to $9.3 million and $32.3 million for the three and nine months ended September 30, 2005.

American Team Managers (ATM)
ATM specializes in general liability coverage for artisan contractors (electricians, plumbers and other trades) and general contractors and small to midsize workers’ compensation niches within California. ATM also offers general liability, commercial auto and garage coverages for local and intermediate trucking in California. Premium was $8.9 million and $23.6 million, respectively, for the three and nine months ended September 30, 2006, as compared to $7.4 million and $14.6 million for the three and nine months ended September 30, 2005.

AEON Insurance Group, Inc. (AEON)
AEON, the company’s Partner Agent specializing in commercial auto, general liability and inland marine for tow trucks and repossession segments, produced written premiums of $8.1 million and $15.7 million, respectively, for the three and nine months ended September 30, 2006, as compared to $4.5 million and $7.8 million for the three and nine months ended September 30, 2005.

Specialty Risk Solutions, LLC (SRS)
SRS specializes in providing general liability to the public entity segment including schools, municipalities and special districts. SRS produced written premiums of $2.0 million for the three and nine months ended September 30, 2006. SRS became a Partner Agent in May 2005 and produced gross written premiums of $7.0 million in the third quarter of 2005.

Appalachian Underwriters, Inc. (AUI)
AUI specializes in providing general liability and commercial auto to small artisan and general contractors such as carpentry professionals, electricians and interior decorators, as well as suppliers to the construction industry, such as drywall suppliers. AUI writes business in 14 midwest and southeast states. AUI became a Partner Agent in October 2005 and produced $3.5 million and $8.5 million, respectively, for the three and nine months ended September 30, 2006.

American Patriot Insurance Agency, Inc. (API)
API specializes in general liability and commercial auto for small to medium roofing contractors and markets directly and through retail brokers. API became a Partner Agent in January 2006 and produced $0.6 million and $1.0 million, respectively, for the three and nine months ended September 30, 2006.

*****

Smith concluded, “While the market tends to be softening, we are encouraged by the continued growth with our Partner Agents. We continue to be diligent with our underwriting discipline and cost management and are focused on delivering book value growth.”

Conference Call Details
SUA will host a conference call on Friday, November 3 at 9:00 a.m. Central Time to discuss third quarter results. Interested parties may access a live webcast by going to the “Investor Relations” page of SUA’s website at www.suainsurance.com or by calling 866-543-6408.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employee organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Summary Financial Data
(in millions, except for per share data)

	For the
	Three Months	For the	For the	For the
	Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Results of operations
Gross written premiums	$38.9	$28.2	$107.2	$61.7
Net written premiums	$36.4	$26.3	$98.7	$59.3
Earned premiums	$31.7	$8.3	$80.2	$11.8
Net investment income	1.6	0.9	4.2	2.7
Net realized gain (loss)	0.3	0.0	0.3	0.0

Total revenues	33.6	9.2	84.7	14.5

Net loss and loss adjustment expense	18.3	6.4	46.7	9.2
Amortization of deferred acquisition costs	6.7	1.4	17.4	2.1
Service company fees	0.0	2.2	0.0	6.6
Other operating expenses	5.0	4.0	14.8	9.9

Total expenses	30.0	14.0	78.9	27.8

Pre-tax income	3.6	(4.8)	5.7	(13.3)

Federal income tax (expense)	0.0	0.0	(0.2)	0.0

Net income (loss)	$3.6	$(4.8)	$5.5	$(13.3)

Key ratios
Net loss and loss adjustment expense ratio	57.6%	77.5%	58.3%	78.2%
Ratio of amortization of deferred acquisition costs to earned premiums	21.1%	16.7%	21.7%	18.0%
Ratio of all other expenses to gross written premiums	12.9%	21.9%	13.8%	26.7%
Net income(loss) per share
Basic and diluted	$0.24	$(0.32)	$0.37	$(0.90)
Average common shares outstanding (basic and diluted)	15.3	14.8	15.2	14.7

Summary Financial Data
(in millions, except for per share data)
	As of	As of
Financial Condition	September 30, 2006	December 31, 2005
Investments	$151.4	$103.0
Total assets	$339.2	$277.2
Loss and loss adjustment expense reserves*	$134.2	$104.9
Unearned insurance premiums	$77.1	$58.6
Other liabilities	$17.2	$12.9
Shareholders’ equity	$110.6	$100.8
Book value data
Shares outstanding	15.3	14.9
Book value per share	$7.22	$6.76
Tangible book value per share	$6.52	$6.04

• Includes $73.9 million and $86.7 million as of September 30, 2006 and December 31, 2005 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data

			For the
	For the Three	For the Nine Months	Year Ended
	Months Ended	Ended	December 31,
	September 30, 2006	September 30, 2006	2005
California	35.2%	33.3%	39.4%
Florida	28.8%	36.8%	42.6%
Other States	36.0%	29.9%	18.0%

Total	100.0%	100.0%	100.0%

			For the
	For the Three	For the Nine Months	Year Ended
	Months Ended	Ended	December 31,
	September 30, 2006	September 30, 2006	2005
Workers’ compensation	45.0%	57.8%	68.8%
Commercial automobile	22.6%	16.7%	10.4%
General liability	30.0%	23.7%	11.8%
All other	2.4%	1.8%	9.0%

Total	100.0%	100.0%	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.